FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This *First Amendment to Agreement and Plan of Merger* (this "First Amendment to Plan of Merger") is made and entered into as of July 14, 2017, between ATI Modular Technology Corporation, a Nevada corporation (the "Surviving Corporation"), and AmericaTowne, Inc., a Delaware corporation (the "Merging Corporation"). The Surviving Corporation and the Merging Corporation are sometimes jointly referred to herein as the "Constituent Corporations."

WHEREAS, on June 22, 2017, the Constituent Corporations entered into an Agreement and Plan of Merger (the "Plan of Merger").

WHEREAS, this First Amendment to Plan of Merger corrects Section 2.2(a) of the Plan of Merger setting forth the correct number of authorized shares in the Merging Corporation.

INTENDING TO BE LEGALLY BOUND, and in consideration of the promises and material covenants and agreements contained herein, the Constituent Corporations hereby agree as follows:

1. Amendment to Section 2.2(b). Section 2.2(b) shall be amended to read:

   Stock Issuance and Ownership. The Merging Corporation has issued 200,000,000 shares of common stock authorized and 5,000,000 shares of preferred stock. The Merging Corporation has 37,034,775 shares of common stock issued and outstanding (the "Merging Corporation Shares"). The Merging Corporation has no shares of preferred stock issued and outstanding. The Merging Corporation Shares have voting rights and are entitled to vote as a class. The number of shares is not subject to change before the Effective Time of the Merger.

2. Balance of Plan of Merger. To the extent not amended herein, the balance of the Plan of Merger remains in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment to Plan of Merger as of the date first written above.

AmericaTowne, Inc., a Delaware corporation

By: ______________________
Alton Perkins
Chairman of the Board
President and Chief Executive Officer

ATI Modular Technology Corporation, a Nevada corporation

By: ______________________
Alton Perkins
Chairman of the Board
President and Chief Executive Officer